EXHIBIT 99.1

Transcend Services, Inc.

Press Release Dated January 21, 2004

Announcing the unaudited consolidated operating results of Transcend Services, Inc. for the three months and year ended December 31, 2003 and its unaudited consolidated financial condition as of December 31, 2003

(four pages follow)

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Joe Bleser, CFO, joe.bleser@trcr.com
404-364-8000

January 21, 2004

(BW) (TRANSCEND SERVICES, INC.)(TRCR)

TRANSCEND REPORTS REVENUE INCREASE OF 21% IN FOURTH QUARTER 2003,

20% IN YEAR 2003 AND FIFTH CONSECUTIVE QUARTERLY PROFIT

New Account Sales Continue to Drive Profitability

Atlanta, Georgia, TRANSCEND SERVICES, INC. (TRCR/Nasdaq SmallCap) today announced its results for the three months and year ended December 31, 2003.

For the three months ended December 31, 2003, Transcend reported revenue of $4.0 million, which represents a 21% increase over the comparable prior year quarter. Operating income as a percentage of revenue increased to 9% this quarter from 8% in the fourth quarter of 2002. Net income attributable to common stockholders increased 116% to $350,000, or $0.05 per share, from $161,000, or $0.04 per share, while the weighted average shares outstanding used in the diluted earnings per share calculation increased 68%.

Tom Binion, President and Chief Operating Officer, commented on the results of operations: “New account sales continue to drive the profitability of our recurring revenue model business. After installing seven new accounts in the fourth quarter of 2002 and thirty-three new accounts in the first nine months of 2003, we installed six additional new accounts during the fourth quarter of 2003. In addition, we currently have signed contracts to install three more new accounts during the first quarter of 2004. Gross profit as a percentage of revenue decreased to 31% in the fourth quarter of 2003 from 32% in the comparable prior year quarter due to competitive pricing pressure and our planned investment in voice recognition technology. Nonetheless, we continued to leverage our direct infrastructure costs and operating expenses to enhance our quarterly operating income as a percentage of revenue between years.”

The Company had 7,316,565 and 4,413,143 shares of common stock outstanding as of December 31, 2003 and 2002, respectively. As previously announced, the Company converted most of its outstanding preferred stock into 2,860,000 shares of common stock on June 25, 2003 and redeemed the remainder of its outstanding preferred stock for $600,000 cash on July 1, 2003 and two short-term promissory notes of $100,000 each due on January 1 and April 1, 2004, respectively. As a result of this conversion and redemption, the Company eliminated the requirement for preferred stock cash dividends of approximately $120,000 per quarter effective May 15, 2003.

Cash totaled $558,000 as of December 31, 2003, which represents an increase of $128,000 since September 30, 2003, but a decrease of $224,000 since December 31, 2002, due primarily to cash expended for the preferred stock redemption. As of December 31, 2003, Transcend had short-term debt of $200,000 related to the preferred stock redemption, no long-term debt and an unused $1.5 million line of credit. Stockholders’ equity increased slightly due to the effect of profitable operations, which was substantially offset by the costs associated with the redemption and conversion of the preferred stock.

Larry Gerdes, Chief Executive Officer, added comments regarding the Company’s operating results, financial condition and its strategic position: “I am pleased with our operating results and excited about the potential for improved results due to sales momentum, production capacity and technological initiatives, such as voice recognition. Profitable operations, the elimination of the preferred stock dividend and effective accounts receivable management have strengthened our financial condition. We believe that we are well positioned operationally, technologically and financially for continued growth.”

For the year ended December 31, 2003, Transcend reported revenue of $14.7 million, which represents a 20% increase over the comparable prior year period. Comparing the year ended December 31, 2002 to 2003, gross profit as a percentage of revenue increased from 27% to 32% and operating income as a percentage of revenue increased from 0% to 7%. Net income attributable to common stockholders was $840,000, or $0.14 per share, for the year ended December 31, 2003. For the comparable prior year period, net income attributable to common stockholders was $412,000, or $0.09 per share, which was comprised of (i) a loss from continuing operations after dividends on preferred stock, but before a gain on sale of assets, of $436,000, or a loss of $0.10 per share; (ii) gains on sales of assets; and (iii) a loss from discontinued operations. The gains on sales of assets of $957,000, or $0.21 per share, in the year ended December 31, 2002 related primarily to the sale of select assets and the operations of Cascade Health Information Software, Inc. (“Cascade”), a wholly owned subsidiary of Transcend. The loss from Cascade’s discontinued operations was $109,000, or a loss of $0.02 per share, for the five months ended May 31, 2002, which was the date of Cascade’s sale.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription services encompass everything needed to securely receive, type, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing and custom data-center creation packages.

For more information, visit http://www.transcendservices.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are competitive pressures, changes in pricing policies, delays in contract start dates, lower-than-expected demand for Transcend’s solutions, business conditions in the integrated healthcare delivery network market, general economic conditions and the risk factors detailed from time to time in Transcend’s periodic reports and registration statements filed with the Securities and Exchange Commission.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

Amounts in Thousands, Except Per Share Amounts

	Three Months Ended		Twelve Months Ended
	12/31/03	12/31/02	12/31/03	12/31/02
Revenue	$4,035	$3,335	$14,663	$12,225
Direct costs	2,795	2,260	10,044	8,915

Gross profit	1,240	1,075	4,619	3,310

Operating expenses:
Marketing and sales	234	203	854	529
Research and development	98	69	443	332
General and administrative	552	525	2,292	2,407

Total operating expenses	884	797	3,589	3,268

Operating income	356	278	1,030	42

Gains on sales of assets	6	1	6	957
Interest income (expense), net	(12)	—	(16)	—

Income before taxes and discontinued operations	350	279	1,020	999
Income tax benefit	—	—	—	—

Income from continuing operations	350	279	1,020	999

Loss from discontinued operations	—	—	—	(109)

Net income	350	279	1,020	890

Dividends on preferred stock	—	(118)	(180)	(478)

Net income attributable to common stockholders	$350	$161	$840	$412

Basic income (loss) per share:
From continuing operations before gains on sales of assets	$0.05	$0.04	$0.14	$(0.10)
From gains on sales of assets	0.00	0.00	0.00	0.21
From discontinued operations	0.00	0.00	0.00	(0.02)

Net income per share attributable to common stockholders	$0.05	$0.04	$0.14	$0.09

Weighted average shares outstanding (for basic EPS)	7,317	4,512	5,935	4,513

Diluted income (loss) per share:
From continuing operations before gains on sales of assets	$0.05	$0.04	$0.14	$(0.10)
From gains on sales of assets	0.00	0.00	0.00	0.21
From discontinued operations	0.00	0.00	0.00	(0.02)

Net income per share attributable to common stockholders	$0.05	$0.04	$0.14	$0.09

Weighted average shares outstanding (for diluted EPS)	7,589	4,529	6,117	4,547

Select Statistics
Revenue growth rate	21%	11%	20%	3%
Gross profit as a percent of revenue	31%	32%	32%	27%
Operating income as a percent of revenue	9%	8%	7%	0%

TRANSCEND SERVICES, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

DECEMBER 31, 2003 and 2002

Amounts in Thousands

	As of December 31,
ASSETS	2003	2002
Cash and cash equivalents	$558	$782
Accounts receivable, net	1,306	947
Other current assets	216	101
Property and equipment, net	1,218	1,316
Other assets	48	69

Total assets	$3,346	$3,215

LIABILITIES & STOCKHOLDERS’ EQUITY
Promissory notes payable	$200	$0
Accounts payable and accrued expenses	706	794
Stockholders’ equity	2,440	2,421

Total liabilities and stockholders’ equity	$3,346	$3,215